Exhibit (16)(a)

                   RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

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                                 CODE OF ETHICS

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                              Adopted December 1994
                              Revised May 31, 2000

I.   LEGAL REQUIREMENT

     Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires every investment company (as well as its investment adviser) to have a written Code of Ethics which specifically deals with "insider trading" by "access persons." Rainier Investment Management, Inc. (the "Adviser") is the investment adviser to various series ("Funds") of Rainier Investment Management Mutual Funds (the "Trust"), Access Persons are defined to include officers of the Trust and Advisory Personnel with substantial responsibility for, or with knowledge of, the investments of the Funds, and includes each member of the Board of Trustees. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

     This Code of Ethics is designed to provide a program for detecting and preventing insider trading by requiring Access Persons to report personal securities transactions in securities of the types which the Funds may purchase. This Code generally prohibits Access Persons from PURCHASING securities other than mutual funds or index derivatives. This Code also places restrictions on the SALE by Access Persons of those securities owned before the implementation of this Code (or before becoming an Access Person). The reason underlying this reporting requirement is the potential for Access Persons who have knowledge of what a Fund is doing to take advantage of this information to trade in advance of a Fund. If the security involved is thinly traded or if the Fund buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the Fund or unfairly benefit the Access Person. This Code of Ethics is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

     Under this Code of Ethics, all Access Persons, except independent Trustees and except persons associated with the Funds' distributor and administrator who comply with a separate Code of Ethics, are required to file initial and annual reports of their personal securities holdings and brokerage accounts. Access Persons are also required to report personal securities transactions (excluding certain securities) at least quarterly and, if they wish to sell the same securities as any Fund, must obtain prior approval for these parallel trades. These reports are then compared against the activities of the Funds and if a
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pattern emerges that indicates  abusive  trading,  the matter is referred to the
Board of Trustees; the Board of Trustees reviews the pattern and makes appropriate inquiries and decides what action, if any, is then necessary.

     Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds' intended or recent investments are not required to file any reports at all, and there is no restriction on their personal securities trading activities. However, if an independent Trustee should learn that one of the Funds is about to take a particular position, and he or she wishes to make a similar or related trade within 15 days on either side of a Fund trade, the Trustee should obtain prior approval of the trade.

     This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase on a principal basis, and joint transactions (E.G., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

     In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

II.  IMPLEMENTATION

     In order to implement this Code of Ethics, a Compliance Officer and at least one substitute should be designated. The Trust has designated three substitutes. These individuals are:

          David Veterane (Compliance Officer)
          Patricia Frost (substitute)
          James Margard (substitute)
          J. Glenn Haber (substitute)

     The Compliance Officer shall create a list of Advisory Persons and other Access Persons and update the list upon an individual's becoming an Access Person or Advisory Person . The Compliance Officer shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Compliance Officer by each

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Access  Person.  The  Compliance  Officer is  charged  with  responsibility  for insuring that the reporting requirements of this Code of Ethics (see Section VI) are adhered to by all Access Persons. The Compliance Officer shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section VIII) are performed in a prompt manner. The Compliance Officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited pursuant to Section IV of this Code of Ethics.

     The Compliance Officer may designate an independent third party (I.E., an independent accountant) to review the reports, transactions and/or violations of Rule 17j-1 and/or this Code, provided, however, that the independent third party follows established procedures reasonably necessary to ensure that Rule 17j-1 and the Code are not violated.

III. DEFINITIONS

     (a) "ACCESS PERSON" means any (i) trustee, officer or Advisory Person (defined below) of theFund, Trust or the Adviser; (ii) any employee of the Fund, Trust, or Adviser who obtains information regarding the purchase or sale of a Security by a Fund. Shareholders, officers and employees of the Funds' distributor, First Fund Distributors, Inc., and the Funds' administrator, Investment Company Administration, L.L.C. are not affiliated with the Trust and no officer or director of the Distributor or Administrator serves as an executive officer or trustee of the Trust. Therefore, personnel of the Distributor and Administrator have no reporting obligations under this Code of Ethics.

     (b) "ADVISORY PERSON" means any Access Person who, in connection with his or her regular functions or duties, makes or participates in, the purchase or sale of a Security by a Fund of the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     (c) A Security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (d) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

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     (e)  "CONTROL" means the power to exercise a controlling influence over the management or policies of the Trust, unless such power is solely the result of an official position with such Trust as further defined in
          Section 2(a)(9) of the 1940 Act.

     (f) "PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a security.

     (g) "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies (I.E., mutual funds), securities issued by the Government of the United States (including Government agencies), short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments.

IV.  PROHIBITED PURCHASES AND SALES

     (a) PROHIBITED PURCHASES. No ACCESS PERSON shall PURCHASE directly or indirectly any SECURITY or related instrument (E.G., option).

     (b) PROHIBITED SALES. No ACCESS PERSON shall SELL directly or indirectly, any SECURITY or related instrument (E.G., option) in which he or she has any direct or indirect BENEFICIAL OWNERSHIP, which SECURITY to his or her actual knowledge at the time of such sale:

          (1)  is BEING CONSIDERED FOR PURCHASE OR SALE by a Fund;

          (2)  is being PURCHASED or SOLD by a Fund;

          (3)  was PURCHASED or SOLD by a Fund within the most recent 15 days or

          (4) was PURCHASED or SOLD in an advisory transaction on behalf of a client of the Adviser within the most recent 2 days, if the Security appears on the Adviser's Internal Guidance List.

     Restriction (1) shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been canceled. Knowledge of any such consideration, intention, recommendation or purchase or sale is always a matter of strictest confidence.

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     (c)  Initial  and  Limited  Public  Offerings.  Advisory  Persons  may  not
          purchase securities offered through initial public offerings or limited offerings (I.E., private placements) without prior approval by the Compliance Officer.

     In addition, any such proposed SALE of a Security or related instrument must be APPROVED IN ADVANCE by the Compliance Officer (or by a substitute in the case of a proposed sale by the Compliance Officer).

V.   EXEMPTED TRANSACTIONS/INVESTMENTS

     The prohibitions of Section IV of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control over particular transactions.

     (b) Purchases or sales which are non-volitional on the part of either the Access Person or the Trust (E.G., receipt of gifts).

     (c)  Purchases which are part of an automatic dividend reinvestment plan.

     (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (e)  Sales  which  have  received  the  prior  approval  of the  Compliance
          Officer.

     (f)  Purchases and sales of  investments  that are not  "Securities"  under
          Part III(g).

VI.  REPORTING

     (a) Initial Holdings Reports and Annual Holdings Reports. Within 10 days after becoming an Access Person and annually thereafter, Access Persons are required to report the following to the Compliance Officer (or the Compliance Officer's designee):

          (1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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          (2)  The name of any  broker,  dealer  or bank  with  whom the  Access
               Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          (3) The date that the report is submitted by the Access Person to the Compliance Officer (or the Compliance Officer's designee).

     (b)  Quarterly  Transaction Report. Within 10 days after each quarter, each
          Access  Person  is  required  to  report  the  following   information
          regarding his or her personal Securities transactions.

          (1) The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

          (2) The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer, or bank with or through whom the transaction was effected.

          (5) The name of any broker, dealer or bank with whom the Access Person opened an account in which the Access Person intends to hold or transact securities.

     (c) No reports need to be filed by an independent Trustee unless such Trustee knows or should have known that the Security traded by the Trustee was being considered for purchase or sale or was being purchased or sold by a Fund within 15 days on either side of the Trustee's transaction (see Section VII below).

     (d) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

     (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

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     (g)  Copies of brokerage or account statements or confirmations  containing the information specified in paragraphs (a) and (b) above may be submitted to the Compliance Officer (or the Compliance Officer's designee) in lieu the quarterly report listing the transactions. The brokerage account statements may substitute for the annual report only if the Access Person provides an annual certification confirming that all accounts and holdings of Securities have been disclosed in those statements.

VII. EXCEPTIONS TO REPORTING REQUIREMENTS

     (a) An INDEPENDENT TRUSTEE, I.E., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust, is NOT required to file a report on a transaction in a Security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such Security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

     (b) Shareholders, officers and employees of the Funds' distributor or administrator who comply with a separate code of ethics of those entities are exempted from the reporting requirements of this Code of Ethics.

     (c) Access Persons need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, provided a copy of such Rule 204 reports is sent either to the Compliance Officer or to his substitute.

     (d) Access Persons need not make a report with respect to an exempted transaction or investment as described in Section V of the Code. However, personal investment transactions involving shares of any of the Funds shall be reported.

VIII. REVIEW

     The designated Compliance Officer (or the substitute or designee, as appropriate) shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a violation of this Code of Ethics may have occurred. No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the designated Compliance Officer shall give such person an opportunity to supply additional explanatory material. If a Securities transaction of the designated Compliance Officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the designated Compliance Officer.

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     If the designated  Compliance  Officer  determines that a violation of this
Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the designated Compliance Officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

     The designated Compliance Officer shall be responsible for maintaining a current list of all access persons (including all Trustees) and for identifying all reporting access persons on such list, and shall take steps to ensure that all reporting access persons have submitted reports in a timely manner. Failure to submit timely reports will be communicated to the Board of Trustees.

IX.  SANCTIONS

     If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees. The Board of Trustees may impose such sanctions as it deems appropriate, including, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.


I fully understand and hereby subscribe to this Code of Ethics.


         Date                                         Signature
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